UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 10, 2013

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, zip code)

(510) 668-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 9, 2013, Exar Corporation (“Exar” or the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Ellis Partners LLC (“Ellis Partners”). The Purchase Agreement provides for the sale of Exar’s Fremont campus, located at 48720 and 48760 Kato Road in Fremont, California to Ellis Partners for a net purchase price of approximately $18.1 million. Exar’s Fremont campus consists of two buildings with approximately 55,085 and 95,962 square feet, approximately 510 on-site surface parking spaces, the underlying land with improvements and all permanent fixtures attached thereto, and approximately 4.510 acres of unimproved land (the “Project”). The closing of the transaction is subject to Ellis Partners’ completion of its due diligence review of the Project and its issuance of an approval notice in its sole and absolute discretion, and is expected to take place in August 2013.

At closing, Exar will enter into a Lease Agreement (the “Lease”) with Ellis Partners, or an assignee of Ellis Partners (the “Landlord”), with respect to the building located at 48760 Kato Road, Fremont, California that contains approximately 95,962 square feet and common areas (the “Premises”). The Lease has an initial term of 120 months. The Company has the option, subject to certain conditions, to renew the Lease for two 5-year periods commencing at the expiration of the original 10-year term.

The Lease requires the Company to pay base rent in the first year of approximately $1.0 million, which increases 4% per year during the 10-year term. The Lease is a triple net lease which stipulates that in addition to base rent, the Company is required to reimburse the Landlord for its proportionate share of operating expenses related to the Project, including taxes, insurance, maintenance, repair, and other costs. The Lease also provides for the Landlord to reimburse the Company approximately $0.5 million for tenant improvements to the Premises once those tenant improvements have been completed.

The foregoing description does not purport to be a complete description of the terms in the above two agreements. Without limiting the foregoing, the description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed with the Company’s next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXAR CORPORATION
(Registrant)

Date: July 10, 2013	/s/ Ryan A. Benton
Ryan A. Benton
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)